EXHIBIT 10.29

CHANGE IN CONTROL AGREEMENT

BETWEEN COMMUNITY BANK

AND PATRICK M. FRAWLEY

This CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated this 12th day of December, 2003 by and between Community Bank, an Alabama banking company (the “Company”), and Patrick M. Frawley (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes to assure itself and its key employees of continuity of management and objective judgment in the event of any actual or contemplated Change in Control of the Company, and the Executive is a key employee of the Company and is an integral part of management of the Company (for purposes hereof, employment with any present or future parent or subsidiary company of the Company shall be considered employment by the Company); and

WHEREAS, this Agreement is not intended to materially alter the compensation and benefits that the Executive could reasonably expect to receive in the absence of a Change in Control of the Company, and this Agreement accordingly will be operative only upon circumstances relating to any actual or anticipated change in control of the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

OPERATION OF AGREEMENT

This Agreement shall be effective immediately upon its execution by the parties hereto, but anything in this Agreement to the contrary notwithstanding, neither the Agreement nor any provision hereof shall be operative unless, during the term of this Agreement, there has been a Change in Control of the Company during the term of this Agreement, at which time all of the provisions hereof shall become operative immediately.

II. TERM OF AGREEMENT

The term of this Agreement shall be for an initial three (3) year period commencing on the date hereof, and shall be automatically extended at the end of the first year of such initial three (3) year period and on each subsequent anniversary thereafter, without further action by Executive or the Company, for an additional one (1) year period, unless prior to any such renewal date, the Company shall give written notice to the Executive of its desire to cause the Agreement to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

III. DEFINITIONS.

1. “Board” or “Board of Directors” – the Board of Directors of the Company.

2. “Cause” – either

(i) the willful engaging by Executive in any act that constitutes gross malfeasance of duty and that directly results in material injury to the Company; or

(ii) Executive’s conviction of, pleading guilty to, or confession or admission of committing any felony, or any act of fraud, misappropriation or embezzlement, that directly results in a material injury to the Company;

provided, however, that in the case of (i) above, such conduct shall not constitute Cause unless the Board shall have delivered to the Executive notice setting forth specifically (A) the conduct deemed to qualify as Cause, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty (30) days) within which the Executive may take such remedial action and the Executive shall not have taken such specified remedial action within such specified reasonable time.

3. “Change in Control” - either

(i) the acquisition, directly or indirectly, by any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) of securities of the Company (or its parent company) representing an aggregate of twenty percent (20%) or more of the combined voting power of the Company’s (or its parent company’s) then outstanding securities; or

(ii) during any period of two (2) consecutive years individuals who, at the beginning of such period, constitute the Board of the Company (or its parent company) cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

(iii) consummation of (a) a merger, consolidation, statutory share exchange, reorganization, or other business combination of the Company (or its parent company) with any other “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a merger, consolidation, statutory share exchange, reorganization, or other business combination which would result in the outstanding common stock of the Company (or its parent company) immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least sixty (60%) percent of the outstanding common stock of the Company or such surviving entity or parent thereof outstanding immediately after such transaction, or (b) the sale or disposition by the Company (or its parent company) of all or substantially all of the Company’s (or its parent company’s) assets; or

(iv) approval by the stockholders of the Company (or its parent company) of a complete liquidation or dissolution of the Company (or its parent company); or

(v) the occurrence of any other event or circumstances which is not covered by (i) through (iv) above which the Board determines affects control of the Company (or its parent company) and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a “Change in Control” for the purposes of this Agreement.

4. “Code” – the Internal Revenue Code of 1986, as amended.

5. “Disability” – the Executive’s inability to perform the essential functions of his regular duties and responsibilities, without reasonable accommodation, as a result of medically determinable physical or mental incapacity for a period of six (6) consecutive months. The determination of whether the Executive suffers a Disability shall be made by a physician acceptable to both the Executive (or his personal representative) and the Company.

6. “Exchange Act” – the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

7. “Involuntary Termination” – termination of the Executive’s employment by the Executive following a Change in Control which, in the reasonable judgment of the Executive, is due to (i) a change of the

Executive’s responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (ii) a reduction in the Executive’s compensation or benefits as in effect immediately prior to the Change in Control; or (iii) the Company’s requiring Executive, without his consent, to move his primary place of employment to a place more than fifty (50) miles from the Executive’s primary place of employment immediately prior to the Change in Control. Involuntary Termination does not include the death or Disability of the Executive. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Involuntary Termination hereunder.

8. “Present Value” – the term “Present Value” shall have the same meaning as provided in Section 280G(d)(4) of the Code.

IV. BENEFITS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL

1. Termination – The Executive shall be entitled to, and the Company shall pay or provide to the Executive, the benefits described in Section 2 below if (a) a Change in Control occurs during the term of this Agreement, and (b) the Executive’s employment is terminated within thirty (30) months following the Change in Control either (i) by the Company (other than for Cause or by reason of the Executive’s death or Disability) or (ii) by the Executive pursuant to Involuntary Termination; provided, however that if:

(a) during the term of this Agreement there is a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Board receives and decides to explore an expression of interest with respect to a transaction which, if consummated, would lead to a Change in Control (either transaction being referred to herein as the “Proposed Transaction”); and

(b) the Executive’s employment is thereafter terminated by the Company other than for Cause or by reason of the Executive’s death or Disability; and

(c) the Proposed Transaction is consummated within one (1) year after the date of termination of the Executive’s employment;

then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of the Executive’s employment shall be deemed to have occurred within thirty (30) months following a Change in Control.

2. Benefits to be Provided – If the Executive becomes eligible for benefits under Article IV, Section 1 above, the Company shall pay or provide to the Executive the benefits set forth in this Section 2.

(a) Accrued Obligations – The Company will pay to Executive, in a lump sum in cash, within thirty (30) days following his termination of employment, the Executive’s current salary through the date of termination to the extent not theretofore paid.

(b) Severance – The Company will pay to Executive, in a lump sum in cash, within thirty (30) days following his termination of employment, an amount (subject to withholding of all applicable taxes) equal to the Present Value of Executive continuing to receive his “current salary” for a period of twelve (12) months from his date of termination in the same manner as it was being paid as of the date of termination.

(c) Effect of Death or Disability – In the event Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to Executive, his estate, named beneficiaries, or personal representative, as the case may be, the benefits provided for in this Agreement.

(d) Additional Limitation – In addition to the limits otherwise provided in this Section 2, to the extent permitted by law, the Executive may in his sole discretion elect to reduce any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on the Executive under Section 4999 of the Code.

(e) Obligation to Fund – The Agreement of the Company (or its successor) to make payments to the Executive hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successor) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.

V. MISCELLANEOUS

1. Assignment and Successors – The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of the Executive, and agree that this Agreement may not be assigned or transferred by the Executive, in whole or in part, without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise.

2. Other Agents – Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

3. Notices – All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:	Community Bank
P.O. Box 1000
Blountsville, Alabama 35031

To the Executive	Patrick M. Frawley
630 Vinings Estates Drive
Mableton, Georgia 30126

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

4. Provisions Severable – If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

5. Waiver – Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6. Amendments and Modifications – This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

7. Governing Law – The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama.

8. Arbitration of Disputes; Expenses – The parties agree that all disputes that may arise between them relating to the interpretation or performance of this Agreement, including matters relating to any funding arrangements for the benefits provided under this Agreement, shall be determined by binding arbitration through an arbitrator approved by the American Arbitration Association or other arbitrator mutually acceptable to the parties. The award of the arbitrator shall be final and binding upon the parties, and judgment upon the award rendered may be entered in any court having jurisdiction. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any such rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay the Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement.

9. Indemnity – During the term of this Agreement, and following any termination of Executive’s employment during the term of this Agreement, Executive shall be entitled to the benefits of the indemnity currently applicable to the Executive, if any, as provided by the Company’s articles of incorporation or bylaws. Any changes to the articles of incorporation or bylaws reducing the indemnity granted to officers shall not affect the rights granted hereunder. The Company may not reduce these indemnify benefits confirmed to the Executive hereunder without the written consent of the Executive.

10. Termination of Prior Agreements – Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and may be amended, modified, or canceled only pursuant to Article V, Section 6 hereof. The Executive hereby agrees to a mutual termination, effective as of the effective date of this Agreement, of any prior existing change in control agreements (by whatever name) providing benefits to the Executive upon a termination of employment following a Change in Control of the Company, to which he and the Company are parties, and as to such prior agreements, if any, the Executive releases all claims, rights and entitlements.

11. Regulatory Approvals – This Agreement, and the rights and obligations of the parties hereto, shall be subject to approval of the same by any and all regulatory authorities having jurisdiction over the Company, to the extent such approval is required by law, regulation or order.

12. Regulator Intervention – Notwithstanding any term of this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

(a) The Company’s obligations to provide compensation or other benefits to Executive under this Agreement may be suspended if the Company has been served with a notice of charges by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818) directing the Company to cease making payments required hereunder; provided, however, that:

(i) the Company shall seek in good faith with its best efforts to oppose such notice of charges as to which there are reasonable defenses;

(ii) in the event the notice of charges is dismissed or otherwise resolved in a manner that will permit the Company to resume its obligations to provide compensation or other benefits hereunder, the Company shall immediately resume such payments and shall also pay Executive the compensation withheld while the contract obligations were suspended, except to the extent precluded by such notice; and

(iii) during the period of suspension, the vested rights of the contracting parties shall not be affected, except to the extent precluded by such notice.

(b) The Company’s obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated to the extent a final order has been entered by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818) directing the Company not to make the payments required hereunder; provided, however, that the vested rights of the contracting parties shall not be affected by such order, except to the extent precluded by such order.

(c) The Company’s obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the Federal Deposit Insurance Company promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) limiting or prohibiting any “golden parachute payment” as defined therein, but only to the extent that the compensation or payments to be provided under this Agreement are so prohibited or limited.

(d) Notwithstanding the foregoing, the Company shall not be required to make any payments under this Agreement prohibited by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunto set his hand, as of the date and year first above written.

COMMUNITY BANK

By:	/s/ Stacey W. Mann
Name:	Stacey W. Mann
Title:	President

Attest:	/s/ William H. Caughran
Name:	William H. Caughran
Title:	Secretary

EXECUTIVE:

/s/ Patrick M. Frawley	(SEAL)
Patrick M. Frawley